Filed pursuant to Rule 433

Registration No. 333-162931

June 16, 2010

PRICING TERM SHEET

Issuer	R.R. Donnelley & Sons Company

Title of Security	7.625% Notes due 2020

Aggregate Principal Amount	$400,000,000

Transaction Date	June 16, 2010

Settlement Date	June 21, 2010 (T+3)

Maturity	June 15, 2020

Interest Payment Dates	June 15 and December 15 of each year, beginning on December 15, 2010

Coupon	7.625%

Yield to Maturity	7.625%

Spread to Benchmark Treasury	T + 435.9 bps

Benchmark Treasury	UST 3.500% due May 15, 2020

Benchmark Treasury Price	101-31

Benchmark Treasury Yield	3.266%

Redemption Provision	Callable at the greater of par or the make-whole (Adjusted Treasury Rate plus 65 basis points)

Price to Public	100% of the principal amount thereof

Gross Proceeds	$400,000,000

Ratings*	Moody’s: Baa3 (stable outlook) S&P: BBB (negative outlook)

CUSIP/ISIN Numbers	CUSIP: 257867 AW1 ISIN: US257867AW18

Joint Book-Running Managers	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc. UBS Securities LLC

Co-Managers

Daiwa Capital Markets America Inc.

Evercore Group L.L.C.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884).